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                    PREFERRED STOCK SUBSCRIPTION AGREEMENT

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                                     AMONG

                            AMERICAN SKIING COMPANY

                                      AND

                        OAK HILL CAPITAL PARTNERS, L.P.

                                      AND

                  THE OTHER ENTITIES NAMED IN ANNEX A HERETO

                              Dated July 9, 1999

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                                TABLE OF CONTENTS

Section                                                                   Page

                                    ARTICLE I

                                   DEFINITIONS

1.01.  Certain Defined Terms.................................................1
1.02.  Other Definitions.....................................................8
1.03.  Terms Generally.......................................................9

                                   ARTICLE II

                              SUBSCRIPTION AND SALE

2.01.  Subscription and Sale of the Shares...................................9
2.02.  Purchase Price.......................................................10
2.03.  Closing..............................................................10
2.04.  Closing Deliveries by the Company....................................10
2.05.  Closing Deliveries by the Purchasers.................................11

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01.  Organization, Authority and Qualification of the Company and the
       Company Subsidiaries; Company Subsidiaries...........................11

3.02.  Capital Stock of the Company; Ownership of the Shares................13
3.03.  No Conflict..........................................................14
3.04.  Governmental Consents and Approvals..................................14
3.05.  SEC Filings; Financial Statements....................................14
3.06.  No Undisclosed Liabilities...........................................15
3.07.  Absence of Certain Changes or Events.................................15
3.08.  Litigation...........................................................16
3.09.  Compliance with Laws.................................................16
3.10.  Environmental Matters................................................17
3.11.  Material Contracts...................................................18
3.12.  Intellectual Property................................................18
3.13.  Year 2000 Compliance.................................................19
3.14.  Title to Properties; Absence of Encumbrances.........................19
3.15.  Employee Benefit Matters; Labor Matters..............................22
3.16.  Insurance............................................................24
3.17.  Brokers..............................................................24
3.18.  Securities Law Compliance............................................24

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Section                                                                   Page

3.19.  Potential Conflict of Interest.......................................25
3.20.  Taxes................................................................25
3.21.  Condominium Associations; Time Share Arrangements....................26

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

4.01.  Organization and Authority of Each Purchaser.........................28
4.02.  No Conflict..........................................................28
4.03.  Governmental Consents and Approvals..................................28
4.04.  Investment Purpose...................................................29
4.05.  Status of Shares; Limitations on Transfer and Other Restrictions.....29
4.06.  Sophistication and Financial Condition of Each Purchaser.............29
4.07.  Fees and Expenses....................................................29

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.01.  Conduct of Business by the Company Pending the Closing...............30
5.02.  Access to Information; Confidentiality...............................31
5.03.  Investigation........................................................32
5.04.  Public Announcements.................................................32
5.05.  Delaware Reincorporation.............................................33
5.06.  Company Stockholders' Meeting........................................33
5.07.  NYSE Listing.........................................................33
5.08.  No Solicitation of Transactions......................................33
5.09.  Use of Proceeds......................................................34
5.10.  Voting Agreement.....................................................34
5.11.  Further Action; Consents; Filings....................................34
5.12.  Tax Reporting........................................................35
5.13.  Section 382 of the Code..............................................35

                                   ARTICLE VI

                            CONDITIONS TO THE CLOSING

6.01.  Conditions to the Obligations of Each Party..........................36
6.02.  Conditions to Obligations of the Company.............................37
6.03.  Conditions to Obligations of the Purchasers..........................37

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Section                                                                   Page

                                   ARTICLE VII

                                 INDEMNIFICATION

7.01.  Survival of Representations and Warranties...........................38
7.02.  Indemnification......................................................39
7.03.  Limits on Indemnification............................................40
7.04.  Form of Payment of Purchaser Losses..................................41

                                  ARTICLE VIII

                                   TERMINATION

8.01.  Termination..........................................................41
8.02.  Effect of Termination................................................42

                                   ARTICLE IX

                               GENERAL PROVISIONS

9.01.  Waiver...............................................................42
9.02.  Expenses.............................................................42
9.03.  Notices..............................................................43
9.04.  Headings.............................................................44
9.05.  Severability.........................................................44
9.06.  Entire Agreement.....................................................45
9.07.  Assignment...........................................................45
9.08.  No Third Party Beneficiaries.........................................45
9.09.  Amendment............................................................45
9.10.  Governing Law; Forum; Arbitration....................................45
9.11.  Counterparts.........................................................47
9.12.  Specific Performance.................................................47

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                                 ANNEX/EXHIBITS

Annex A     Purchasers

Exhibit A   Certificate of Designation
Exhibit B   Form of Stockholders' Agreement
Exhibit C   Form of Opinion of Pierce Atwood, Outside Counsel to the Company
Exhibit D   Form of Opinion of Shearman & Sterling, Special Counsel to the
            Company
Exhibit E   Form of Opinion of Counsel to the Purchasers
Exhibit F   Form of Voting Agreement

                               DISCLOSURE SCHEDULE

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            PREFERRED STOCK SUBSCRIPTION AGREEMENT dated July 9, 1999 among
AMERICAN SKIING COMPANY, a Maine corporation (the "Company"), OAK HILL CAPITAL PARTNERS, L.P., a Delaware limited partnership ("Oak Hill"), and the other entities identified in Annex A attached hereto (together with Oak Hill, the "Purchasers").

                             W I T N E S S E T H:

            WHEREAS, the Company wishes to issue and sell to the Purchasers, and the Purchasers wish to purchase from the Company, an aggregate of 150,000 shares of the Company's 8.5% Series B Convertible Participating Preferred Stock, par value $.01 per share (the "Series B Preferred"), having the rights and preferences set forth in the Certificate of Designation (defined herein), upon the terms and subject to the conditions set forth herein. All shares of Series B Preferred purchased pursuant to this Agreement are collectively referred to as the "Shares";

            NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchasers and the Company hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

            SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

            "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

            "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

            "Agreement" or "this Agreement" means this Preferred Stock Subscription Agreement dated July 9, 1999 among the Company and the Purchasers (including the Annex and the Exhibits hereto and the Disclosure Schedule) and all amendments hereto made in accordance with the provisions of Section 9.09.

            "Amended and Restated Credit Agreements" means, collectively, (i) the Amended and Restated Credit Agreement dated as of November 12, 1997, as amended on July 20, 1998, September 30, 1998 and March 3, 1999, and as it may be further amended from time to time, among ASC East, Inc., certain Company Subsidiaries, as borrowers, the Company, ASC West, Inc., and certain Company Subsidiaries, as guarantors, the lenders and BankBoston, N.A., as agent for the lenders; and (ii) the Amended and Restated Credit Agreement dated as of
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                                        2

November 12, 1997, as amended on July 20, 1998, September 30, 1998 and March 3, 1999, and as it may be further amended from time to time, among ASC Utah, ASC West, Inc. and certain Company Subsidiaries, as borrowers, the Company, as guarantor, the lenders and BankBoston, N.A., as agent for the lenders.

            "Articles of Incorporation" means the articles of incorporation of the Company, as amended to the date of this Agreement.

            "Board" means the board of directors of the Company.

            "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in The City of New York.

            "By-laws" means the by-laws of the Company as amended as of the date hereof and as may be amended from time to time.

            "CERCLA" means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

            "Certificate of Designation" means the documents to be filed with the Secretary of State of Maine, substantially in the form of Exhibit A attached hereto, setting forth the rights and preferences of the Series B Preferred.

            "Class A Common Stock" means the Class A common stock of the Company, par value $.01 per share.

            "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

            "Common Stock" means the common stock of the Company (excluding the Class A Common Stock), par value $.01 per share.

            "Company Subsidiary" or "Company Subsidiaries" means any Subsidiary or all of the Subsidiaries of the Company, respectively, as such Subsidiaries are identified in Section 3.01(b) of the Disclosure Schedule.

            "Company Systems" shall mean all computer, hardware, software, systems and equipment (including embedded microcontrollers in noncomputer equipment) used, sold or licensed by the Company or any Company Subsidiary and material to or necessary for the Company or any Company Subsidiary to carry on its business as currently conducted.

            "Competing Transaction" means the occurrence of a transaction resulting in any of the following: (i) any Person, other than a trustee or other fiduciary holding securities of the Company under a Company Benefit Plan or any Company Subsidiary or any stockholder (and
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                                        3

such stockholder's Affiliates) as of the date hereof and direct transferees thereof, becoming, after the date hereof, the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing, or convertible into, 20% or more of the outstanding Voting Securities; (ii) the merger or consolidation of the Company with any other corporation; or (iii) the sale or transfer (in one transaction or a series of related transactions) of all or any substantial part of the assets of the Company and the Company Subsidiaries, taken as a whole, (including, without limitation, a sale of stock of a Company Subsidiary (whether by sale or direct issuance), representing a substantial part of the assets of the Company and the Company Subsidiaries, taken as a whole) other than to a Company Subsidiary.

            "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

            "Conversion Stock" means new shares of Common Stock issued or issuable upon conversion of Shares.

            "Development Activities" means real estate development activities currently contemplated to be completed by the Company, as set forth in the Project Plans for the following locations owned or controlled by the Company or a Company Subsidiary: (i) Killington Resort Village; (ii) The Canyons Resort Village; (iii) Steamboat Resort Village; (iv) Jordan Bowl Resort Village; and
(v) Park Avenue Redevelopment District at Heavenly.

            "Director" means a member of the Board.

            "Disclosure Schedule" means the Disclosure Schedule delivered in connection with this Agreement dated as of the date hereof and incorporated herein by reference.

            "Encumbrance" means any security interest, pledge, mortgage, lien, charge or encumbrance, but excluding Permitted Encumbrances.

            "Environmental Laws" means any federal, state or local statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

            "Environmental Permits" means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.
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                                        4

            "Governmental Authority" means any United States federal, state, local, supranational or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

            "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

            "Hazardous Materials" means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "Indenture" means the Indenture dated as of June 28, 1996, as amended and as it may be further amended from time to time, relating to ASC East, Inc.'s Series A and B 12% Senior Subordinated Notes due 2006, among ASC East, Inc., as issuer, several of the Company Subsidiaries, as guarantors, and the United States Trust Company of New York, as trustee.

            "ING" means ING US Capital LLC.

            "knowledge" means, with respect to any matter in question, that any person identified in Section 1.01 of the Disclosure Schedule has knowledge of such matter.

            "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

            "Liabilities" means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law, Action or Governmental Order and those arising under any contract, agreement, arrangement, commitment or undertaking.

            "Material Adverse Effect" means any circumstance, change in, or effect on the Company, any Company Subsidiary or their businesses or any resort location that, individually or in the aggregate with any other circumstances, changes in, or effects on, the Company, any Company Subsidiary or their businesses or any resort location is, or is reasonably expected to be, materially adverse to the business of the Company and the Company Subsidiaries, taken as a whole, or the financial condition, results of operations, prospects, assets or properties of the Company and the Company Subsidiaries, taken as a whole, except for any changes or effects principally resulting from or principally arising in connection with (i) any occurrence or condition affecting the leisure industry generally or (ii) any changes in general economic conditions, it being understood that (x) the fact that the business or financial condition, results of operations, prospects, assets or properties of each resort location are consolidated with the other
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                                        5

resort locations and business of the Company and the Company Subsidiaries for purposes of defining whether there has been a "Material Adverse Effect" shall in no way imply that a material adverse change in the business, financial condition, results of operations, prospects, assets or properties of any single resort location or Resort Village could not result in a Material Adverse Effect and (y) solely for purposes of determining whether the condition set forth in
Section 6.03(a) shall have been satisfied, Material Adverse Effect shall also include any circumstance, change in, or effect on the Development Activities that is, or is reasonably expected to be, materially adverse to the Development Activities in their entirety at any Resort Village.

            "Mr. Otten" means Mr. Leslie B. Otten.

            "NYSE" means the New York Stock Exchange.

            "Permitted Encumbrances" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced or is reasonably expected to commence: (a) liens for taxes, assessments and governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations or other obligations of a like nature incurred in the ordinary course of business; (d) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes; (e) Encumbrances permitted under any of the following agreements of the Company and/or any Company Subsidiary (any Encumbrance which is permitted under any of the following as to the Company or any Company Subsidiary shall be permitted as to all Company Subsidiaries and the Company for purposes hereof): (i) the Amended and Restated Credit Agreements, (ii) the Indenture, (iii) the Resort Properties Credit Agreement, (iv) the Amended Loan and Security Agreement dated as of September 30, 1998 and as it may be further Amended from time to time with Textron Financial Corporation and (v) the Loan and Security Agreement dated as of December 29, 1998 and as it may be amended further from time to time with Key Bank, N.A.; (f) purchase money security interests in supplier equipment; (g) precautionary liens filed by lessors with respect to leased equipment; (h) any single or series of related Encumbrances which are not in excess of $50,000 and do not materially impair the value or use of the property subject thereto or the operation of the Company's business as currently conducted; and (i) Encumbrances listed on the UCC searches disclosed in Section 1.01(a) of the Disclosure Schedule.
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                                        6

            "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

            "Purchase Price Bank Account" means a bank account in the United States to be designated by the Company in a written notice to Oak Hill, on behalf of each Purchaser, at least five Business Days before the Closing.

            "Release" means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like into or upon any land or water or air or otherwise entering into the environment.

            "Resort Properties Credit Agreement" means the Amended and Restated Credit Agreement dated as of January 8, 1999, as amended and as it may be further amended from time to time, among American Skiing Company Resort Properties, Inc., the lenders party thereto and BankBoston, N.A., as agent.

            "Resort Villages" means the locations referred to in clauses (i) through (v) of the definition of Development Activities.

            "SEC" means the United States Securities and Exchange Commission.

            "Senior Preferred Stock" means the Company's 10.5% Repriced Convertible Exchangeable Preferred Stock, par value $.01 per share.

            "Stockholders' Agreement" means the Stockholders' Agreement to be dated the Closing Date among the Company, the Purchasers, Mr. Otten and ING, substantially in the form of Exhibit B hereto.

            "Subsidiaries" of any Person means any corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (c) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

            "Superior Proposal" means an offer made by a third party to consummate a Competing Transaction that the Board determines, in its reasonable judgment (after consultation with a nationally recognized independent financial advisor), to be more favorable to the Company's stockholders from a financial point of view than the terms of transactions contemplated by this Agreement and the Stockholders' Agreement, taking into account all
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                                        7

relevant factors of the Competing Transaction and the transactions contemplated by this Agreement, including, without limitation, all legal, financial, regulatory and other material aspects of the Competing Transaction (including qualifications, or lack thereof, relating to the completion of a satisfactory due diligence review), the Person making the proposal, the strategic benefits to be derived from the transactions contemplated by the Agreement, the long-term prospects of the Company and the Company Subsidiaries and the extent to which financing is committed or reasonably available.

            "Tax" or "Taxes" means any federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustments related to any of the foregoing.

            "Tax Claim" means any claim arising out of or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement relating to Taxes.

            "Vendors" means any and all vendors who are unaffiliated with the Company who supply raw materials, components, spare parts, supplies, goods, merchandise or services to the Company or any Company Subsidiary.

            "Voting Agreement" means the voting agreement to be dated as of the Closing Date among the Company, certain stockholders of the Company and Oak Hill and substantially in the form of Exhibit F attached hereto.

            "Voting Securities" means the total voting power represented by the Company's then outstanding securities on a fully diluted basis that vote generally in the election of Directors.

            "Year 2000 Compliant" means that the Company Systems provide uninterrupted millennium functionality in that (i) the Company Systems will record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner and with the same functionality as the Company Systems record, store, process and present calendar dates falling on or before December 31, 1999; (ii) the Company Systems operate accurately to the extent necessary in connection with the conduct of the business of the Company as currently conducted with other software and hardware that use standard date format (four digits) for representation of the year; and (iii) the occurrence of the calendar year 2000 will not adversely affect the Company Systems.
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                                        8

            SECTION 1.02. Other Definitions. The meanings of the following terms can be found in the Sections of this Agreement indicated below:

            Term                                Section

            AAA.................................Section 9.10(c)(ii)
            Aggregate Purchase Price............Section 2.02
            Arbitration Panel...................Section 9.10(c)(ii)
            Basket Amount.......................Section 7.03(a)
            Claim...............................Section 9.10(c)
            Claimant............................Section 9.10(c)(iii)
            Closing.............................Section 2.03
            Closing Date........................Section 2.03
            Company.............................Preamble
            Company Balance Sheet...............Section 3.05(b)
            Company Benefit Plans...............Section 3.15(a)
            Company Loss........................Section 7.02(b)
            Company Permits.....................Section 3.09(b)
            Company SEC Reports.................Section 3.05(a)
            Confidentiality Agreement...........Section 5.02(b)
            Decision............................Section 9.10(c)(iv)
            Delaware Reincorporation............Section 5.05
            Development Fees....................Section 3.14(j)
            Dispute Notice......................Section 9.10(c)(i)
            ERISA...............................Section 3.15(a)
            ERISA Affiliate.....................Section 3.15(d)
            Exchange Act........................Section 3.04
            Forward Looking Information.........Section 5.03(b)
            GAAP................................Section 3.05(b)
            Improvements........................Section 3.14(f)
            Indemnified Party...................Section 7.02(c)
            Indemnifying Party..................Section 7.02(c)
            Intellectual Property...............Section 3.12(a)
            Intervals...........................Section 3.21(a)
            IRS.................................Section 3.15(c)
            Leased Real Property................Section 3.14(a)
            Loss................................Section 7.02(b)
            Material Contracts..................Section 3.11(a)
            Oak Hill............................Preamble
            Oak Hill Designees..................Section 2.04(c)
            Oak Hill Fee........................Section 4.07
            Owned Real Property.................Section 3.14(a)
            Project Plans.......................Section 3.14(h)
            Prospective Purchasers..............Section 3.21(b)
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                                        9

            Purchase Price......................Section 2.02
            Purchasers..........................Preamble
            Purchaser Loss......................Section 7.02(a)
            Real Property.......................Section 3.14(d)
            Reporting Agreement.................Section 5.12
            Representatives.....................Section 5.02(a)
            Resorts.............................Section 3.21(e)
            Respondent..........................Section 9.10(c)(iii)
            Section 382 Control Change..........Section 5.13
            Securities Act......................Section 3.05(a)
            Series B Preferred..................Recitals
            Shares..............................Recitals
            Space Leases........................Section 3.14(e)
            Space Tenant........................Section 3.14(e)
            Tax Returns.........................Section 3.20(a)
            Terminating Company Breach..........Section 8.01(d)
            Terminating Purchaser Breach........Section 8.01(e)
            Third Party Claims..................Section 7.02(c)
            Units...............................Section 3.21(a)
            U.S. Forest Service Properties......Section 3.14(c)

            SECTION 1.03. Terms Generally. References in this Agreement to articles, sections, paragraphs, clauses, schedules, annexes and exhibits are to articles, sections, paragraphs, clauses, schedules, annexes and exhibits in or to this Agreement unless otherwise indicated. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Any term defined by reference to any agreement, instrument or document has the meaning assigned to it whether or not such agreement, instrument or document is in effect. The words "include", "includes" and "including" are deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, any agreement, instrument or other document defined or referred to herein refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified from time to time. Unless the context otherwise requires, references herein to any Person include its successors and assigns. The words "shall" and "will" have the same meaning and effect.

                                  ARTICLE II

                             SUBSCRIPTION AND SALE

            SECTION 2.01. Subscription and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall sell to each Purchaser, and each Purchaser shall purchase from the Company, the number of shares of Series B Preferred set forth opposite its name on Annex A for a price of $1,000 per share. Oak Hill shall be responsible and
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                                       10

liable for the performance of all obligations of each Purchaser under this Agreement, including, without limitation, full payment of the Aggregate Purchase Price (as defined below).

            SECTION 2.02. Purchase Price. The purchase price to be paid by each Purchaser to the Company for the Shares to be purchased by it shall be the amount set forth opposite its name on Annex A and shall be payable at the Closing (as defined below) by wire transfer in immediately available funds (such payable amount with respect to each Purchaser being referred to as the "Purchase Price"). The aggregate purchase price for all of the Shares sold hereby for which Oak Hill is responsible in accordance with Section 2.01 is $150,000,000 (the "Aggregate Purchase Price").

            SECTION 2.03. Closing. The subscription and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, New York at 10:00 a.m. on the later to occur of (i) July 31, 1999, or (ii) the third business day following the satisfaction of the conditions specified in paragraphs (b), (c) and (d) of Section 6.01 and paragraph (f) of Section 6.03 or at such other time, place and/or date as shall be agreed upon by the Company and Oak Hill. The date upon which the Closing occurs is referred to herein as the "Closing Date".

            SECTION 2.04. Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to each Purchaser:

            (a) a newly issued stock certificate, issued to each Purchaser and evidencing the number of Shares being purchased by it, as set forth opposite its name on Annex A, at the Closing;

            (b) a receipt for the Purchase Price paid by such Purchaser;

            (c) a true and complete copy, certified by the Secretary or an Assistant Secretary of the Company, of the resolutions duly and validly adopted by the Board evidencing (i) its authorization of the execution and delivery of this Agreement, the Stockholders' Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby, including the filing of the Certificate of Designation with the Secretary of State of Maine and the issuance of the Shares, (ii) the election of Directors in order to ensure that there are eleven Directors,
      (iii) the appointment of four individuals designated by Oak Hill in writing 10 Business Days prior to the Closing Date (the "Oak Hill Designees") to serve as Directors, (iv) the formation of an executive committee comprising two Directors designated by Oak Hill and two Directors designated by Mr. Otten, (v) the appointment of at least one of the Oak Hill Designees to serve as (A) a member of each committee of the Board and (B) a director of each of ASC East, Inc., ASC West, Inc., ASC Utah and American Skiing Company Resort Properties, Inc. and a member of all of the committees thereof and (vi) the amendment of the By-laws to conform to the Stockholders' Agreement;

            (d) from each of Pierce Atwood and Shearman & Sterling, a legal opinion, addressed to the Purchasers and dated the Closing Date, substantially in the form of Exhibits C and D, respectively;

            (e) a copy of (i) the Articles of Incorporation, certified by the Secretary of State of Maine, as of a date not earlier than five Business Days prior to the Closing Date and accompanied by a certificate of the Secretary or Assistant Secretary or other authorized officer of the Company, dated as of the Closing Date, stating that no amendments, other than the filing of the Certificate of Designation, have been made to such Articles of Incorporation since such date, and (ii) the By-laws, certified by the Secretary or Assistant Secretary of the Company; and

            (f) a good standing certificate for the Company from the Secretary of State of Maine dated as of a date not earlier than five Business Days prior to the Closing Date.

            SECTION 2.05. Closing Deliveries by the Purchasers. At the Closing, each of the Purchasers shall deliver to the Company the items specified below:

            (a) the respective Purchase Price to the Purchase Price Bank
      Account;

            (b) a receipt acknowledging delivery by the Company of the stock certificates specified in Section 2.04(a);

            (c) a legal opinion addressed to the Company and dated the Closing Date from counsel for the Purchasers, substantially in the form of Exhibit E hereto; and

            (d) a good standing certificate for such Purchaser from the Secretary of State of the state of its organization as of a date not earlier than five Business Days prior to the Closing Date.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            As an inducement to the Purchasers to enter into this Agreement, the Company hereby represents and warrants to the Purchasers as follows:

            SECTION 3.01. Organization, Authority and Qualification of the Company and the Company Subsidiaries; Company Subsidiaries. (a) The Company and each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and the Company has all necessary corporate power and authority to enter into each of this Agreement, the Stockholders' Agreement and the Voting Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which (x) it owns or leases properties material to its operations or (y) the operation of its business makes such qualification necessary, except, with respect to clause (y) above, to the extent that the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. The execution and delivery of each of this Agreement, the Stockholders' Agreement and the Voting Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company other than with respect to the approval by the Company's stockholders of (i) the issuance of Conversion Stock pursuant to the terms of the Series B Preferred as required by the rules of the NYSE and (ii) the Delaware Reincorporation (defined below). This Agreement has been, and, as of the Closing Date, the Stockholders' Agreement and the Voting Agreement will be, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchasers, Mr. Otten, ING and any other stockholder of the Company, as the case may be) this Agreement constitutes, and, as of the Closing Date, each of the Stockholders' Agreement and the Voting Agreement will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of their respective articles of incorporation, by-laws or equivalent organizational documents in any material respect.

            (b) Section 3.01(b) of the Disclosure Schedule sets forth a complete and accurate list of each Company Subsidiary, together with its jurisdiction of incorporation or organization. Except as disclosed in Section 3.01(b) of the Disclosure Schedule, each such Company Subsidiary is directly and wholly owned by the Company.

            (c) Section 3.01(c) of the Disclosure Schedule lists each Company Subsidiary that is a "Restricted Subsidiary" (as such term is defined in the Indenture).

            (d) Section 3.01(d) of the Disclosure Schedule lists each Company Subsidiary that is an "Unrestricted Subsidiary" (as such term is defined in the Indenture).

            (e) Section 3.01(e) of the Disclosure Schedule lists each Company Subsidiary that is a "Real Estate Subsidiary" (as such term is defined in the Indenture).

            (f) Section 3.01(f) of the Disclosure Schedule lists the material "Indebtedness" (as such term is defined in the Indenture) of each Company Subsidiary listed on Section 3.01(b) of the Disclosure Schedule that qualifies as "Non-Recourse Real Estate Debt" (as such term is defined in Section 1.01 of the Indenture).

            (g) Section 3.01(g) of the Disclosure Schedule lists each Company Subsidiary that is a "Restricted Subsidiary" (as such term is defined in the Amended and Restated Credit Agreements).

            (h) Section 3.01(h) of the Disclosure Schedule lists each Company Subsidiary that is an "Unrestricted Subsidiary" (as such term is defined in the Amended and Restated Credit Agreements).

            (i) Section 3.01(i) of the Disclosure Schedule lists all material "Indebtedness" (as such term is defined in the Indenture) which is non-recourse to any "Restricted Subsidiary" (as such term is defined in the Indenture).

            SECTION 3.02. Capital Stock of the Company; Ownership of the Shares.
(a) As of the date hereof, the authorized capital stock of the Company consists of (x) 100 million shares of Common Stock, of which (i) 15,526,243 shares are outstanding, (ii) 53,333,334 million shares are reserved for issuance upon conversion of the Shares, (iii) 3,595,718 shares are reserved for issuance upon conversion of the Senior Preferred Stock, (iv) 14,760,530 shares are reserved for issuance upon conversion of the Class A Common Stock and (v) 3,886,836 shares are reserved for issuance upon the exercise of stock options in the amounts and at the exercise prices disclosed in Section 3.02(a)(v) of the Disclosure Schedule, (y) 15 million shares of Class A Common Stock, of which 14,760,530 shares are outstanding, and (z) 500,000 shares of preferred stock, par value $.01 per share, of which (i) 150,000 shares have been designated Series B Preferred and will be sold to the Purchasers pursuant to this Agreement and (ii) 40,000 shares have been designated Senior Preferred Stock, of which 36,626 shares are issued and outstanding. All of the outstanding shares of the Company's capital stock are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of capital stock of the Company was issued in violation of any preemptive rights. Except as described above or as disclosed in Section 3.02(a) of the Disclosure Schedule, there are no options, warrants, subscriptions, calls, convertible securities or other rights, agreements, arrangements or commitments relating to the capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or any other equity interest in, the Company. Except as disclosed in Section 3.02(a) of the Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person other than a Company Subsidiary. Upon consummation of the Closing as contemplated hereby, including receipt by the Company of the Aggregate Purchase Price, the Shares owned by the Purchasers will be validly issued, fully paid and nonassessable. The Conversion Stock, if and when issued, will be validly issued, fully paid and nonassessable.

            (b) All of the outstanding shares of capital stock of each Company Subsidiary that is a corporation are validly issued, fully paid and nonassessable. Except as disclosed in Section 3.02(b) of the Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interest in, each Company Subsidiary are owned, directly or indirectly, by the Company free and clear of any Encumbrances. Except as disclosed in Section 3.02(b) of the Disclosure Schedule, no Company Subsidiary has outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company Subsidiary to issue, transfer or sell any securities of any Company Subsidiary.

            SECTION 3.03. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 3.04, except as may arise from facts or circumstances relating solely to the Purchasers, the execution, delivery and performance of this Agreement, the Stockholders' Agreement and the Voting Agreement by the Company do not and will not (a) violate, conflict with or result in the breach of any provision of the articles of incorporation or by-laws (or similar organizational documents) of the Company or any Company Subsidiary, (b) conflict with or violate any Law or Governmental Order applicable to the Company, any Company Subsidiary or any of their respective assets, properties or businesses, or (c) except as disclosed in Section 3.03(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, obligation or arrangement to which the Company or any Company Subsidiary is a party or by which any of its assets or properties is bound or affected, except, with respect to clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            SECTION 3.04. Governmental Consents and Approvals. Except as disclosed in Section 3.04 of the Disclosure Schedule, the execution, delivery and performance of this Agreement, the Stockholders' Agreement and the Voting Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except (i) for the applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws, the NYSE and the HSR Act and (ii) for such other consents, approvals, authorizations, orders, actions, filings or notifications which if not obtained or made would not be reasonably expected to result in a Material Adverse Effect or to materially delay the consummation of the transactions contemplated by this Agreement.

            SECTION 3.05. SEC Filings; Financial Statements. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since its initial public offering on November 6, 1997 (collectively, the "Company SEC Reports"). Except as disclosed in any amendment to any Company SEC Report filed with the SEC, as of the respective dates on which they were filed,
(i) the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), and the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

            (b) Except as disclosed in any amendment to any Company SEC Report filed with the SEC, each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated ("GAAP") (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q and Regulation S-X of the SEC), and each presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect). The balance sheet of the Company contained in the Company SEC Report as of April 25, 1999 is hereinafter referred to as the "Company Balance Sheet".

            (c) The Company has heretofore furnished to Oak Hill a complete and correct copy of any amendment or modification, that has not yet been filed with the SEC, to agreements, documents or other instruments that previously had been filed by the Company with the SEC (except as may be required with respect to the transactions contemplated hereby), pursuant to the Securities Act or the Exchange Act.

            SECTION 3.06. No Undisclosed Liabilities. Except as disclosed in
Section 3.06 of the Disclosure Schedule or as disclosed in the Annual Report of the Company on Form 10-K for its fiscal year ended July 26, 1998 and all Quarterly Reports on Form 10-Q subsequent to such Annual Report, there are no Liabilities of the Company or any Company Subsidiary which would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP, other than Liabilities (i) reflected or reserved against on the Company Balance Sheet or (ii) incurred since the date of the Company Balance Sheet in the ordinary course of the business, consistent with the past practices, of the Company and the Company Subsidiaries and which are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

            SECTION 3.07. Absence of Certain Changes or Events. Except as disclosed in Section 3.07 of the Disclosure Schedule, since the date of the Company Balance Sheet, except as contemplated by, or disclosed pursuant to, this Agreement (including the Disclosure Schedule) or disclosed in any Company SEC Report filed after the date of the Company Balance Sheet and prior to the date hereof, the Company has conducted its business only in the ordinary course and in a manner consistent with past practices and there has not been any (i) Material Adverse Effect, (ii) material change by the Company in its accounting methods, principles or policies, except as may be required by GAAP, (iii) material revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing-off of notes or accounts receivable), other than in the ordinary course of business consistent with past practices, (iv) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (v) increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit-sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any executive officers or key employees of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practices, (vi) amendment of any term of any outstanding security of the Company or any Company Subsidiary that would materially increase the obligations of the Company or such Company Subsidiary under such security, (vii) damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any Company Subsidiary, except for such damage, destruction or loss that, individually or in the aggregate, has not resulted, or would not reasonably be expected to result, in a Material Adverse Effect, (viii) incurrence, assumption or guarantee by the Company or any Company Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business and consistent with past practices, except as incurred under facilities existing as of the date of the Company Balance Sheet, (ix) making of any loan, advance or capital contribution to or investment in any Person by the Company or any Company Subsidiary other than (A) loans, advances or capital contributions to or investments in any wholly owned Company Subsidiary, (B) loans or advances to the Company by any Company Subsidiary or (C) loans or advances to employees of the Company or any Company Subsidiary made in the ordinary course of business consistent with past practices or (x) (A) transactions, commitments, contracts or agreements entered into by the Company or any Company Subsidiary relating to any material acquisition or disposition of any assets or business or (B) modification, amendment, assignment, termination or relinquishment by the Company or any Company Subsidiary of any contract, license or other right that would be reasonably likely to have a Material Adverse Effect, other than, in either case, transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement.

            SECTION 3.08. Litigation. Except as disclosed in Section 3.08 of the Disclosure Schedule or as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there are no Actions by or against the Company or any Company Subsidiary (and relating to the business of the Company or any Company Subsidiary), or affecting any of the assets of the Company, pending before any Governmental Authority or, to the knowledge of the Company, threatened to be brought by or before any Governmental Authority which has, has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except as disclosed in Section 3.08 of the Disclosure Schedule, none of the Company, the Company Subsidiaries or any of the assets of the Company or the Company Subsidiaries is subject to any Governmental Order (or, to the knowledge of the Company, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has, has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

            SECTION 3.09. Compliance with Laws. (a) Except as disclosed in
Section 3.09(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is in default or violation of any Governmental Order, except for such defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) Except as disclosed in Section 3.09(b) of the Disclosure Schedule, (i) the Company and each Company Subsidiary are in possession of all franchises, grants, authorizations, licenses, permits, memoranda of understanding, development agreements, easements, variances, exceptions, consents, certificates, approvals and orders of or with any Governmental Authority (the "Company Permits") necessary or required for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and no Company Permit which has been issued in connection with any Development Activity has been suspended or canceled (or to the knowledge of the Company is threatened to be suspended, canceled or materially modified in a manner adverse to the Company) or has expired and, with respect to any such Company Permit which will expire prior to September 1, 1999, the Company is not aware of any circumstance which would reasonably be expected to cause such Company Permit not to be renewed or extended upon expiration, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (iii) neither the Company nor any Company Subsidiary is in default under any Company Permit, except for a default which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            SECTION 3.10. Environmental Matters. Except as disclosed in Section
3.10 of the Disclosure Schedule or as disclosed in any Company SEC Report or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

            (a) the Company and the Company Subsidiaries (i) are in compliance with all applicable Environmental Laws, (ii) hold all necessary Environmental Permits and (iii) are in compliance with their respective Environmental Permits;

            (b) neither the Company nor any Company Subsidiary has received any written request for information, or been notified in writing that it is a potentially responsible party, under CERCLA, or any similar Law of any state, locality or any other jurisdiction;

            (c) neither the Company nor any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials (as defined below) and, to the knowledge of Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto, and no condition exists on any property currently or formerly owned or operated by the Company that is reasonably likely to lead to such investigation, litigation or proceeding;

            (d) none of the real property currently or formerly owned or leased by the Company or any Company Subsidiary is listed or, to the knowledge of the Company, proposed for listing on the "National Priorities List" under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup; and

            (e) Oak Hill has been provided access to all material reports in the Company's possession or control assessing the environmental condition of the Company's current and former properties.

            SECTION 3.11. Material Contracts. (a) Section 3.11(a) of the Disclosure Schedule sets forth a complete list of all contracts, agreements, licenses, notes, bonds, mortgages, guarantees, security agreements and commitments, including all amendments and modifications thereto, to which the Company or any Company Subsidiary is a party that are material to (i) the Company and the Company Subsidiaries, taken as a whole, or (ii) the conduct of Development Activities, taken as a whole (together, "Material Contracts").

            (b) Except as disclosed in Section 3.11(b) of the Disclosure Schedule, each Material Contract: (i) is valid and binding on the Company and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, the Stockholders' Agreement, and the Voting Agreement, except to the extent that any consents disclosed in Section 3.04 of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty or other adverse consequence.

            (c) Except as disclosed in Section 3.11(c) of the Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is in material breach of, or default under, any Material Contract, and (ii) to the knowledge of the Company, no other party to any Material Contract is in material breach thereof or default thereunder.

            SECTION 3.12. Intellectual Property. (a) Section 3.12(a) of the Disclosure Schedule sets forth a true and complete list (including, to the extent applicable, registration, application or file numbers) of each material trademark, trade name, patent, service mark, brand mark, brand name, industrial design, and copyright owned by the Company or the Company Subsidiaries as well as a true and complete list of all registrations thereof and pending applications therefor, including any additions thereto or extensions, continuations, renewals or divisions thereof (setting forth the registration, issue or serial number and a description of the same) (collectively, the "Intellectual Property"). All of the Intellectual Property is owned by the Company or the Company Subsidiaries free and clear of any and all Encumbrances, and the Company or one of the Company Subsidiaries has good, marketable and exclusive title to, and the valid right to use all of the Intellectual Property. Except as disclosed in Section 3.12(a) of the Disclosure Schedule, to the knowledge of the Company, neither the Company nor any of the Company Subsidiaries has received any complaint, assertion, threat or allegation or otherwise has notice of any claim, lawsuit, demand, proceeding or investigation involving any such matters or otherwise knows that any of the Intellectual Property is invalid or conflicts with the rights of any third party.

            (b) To the knowledge of the Company, each of the Company and each of the Company Subsidiaries owns or has a right to use all Intellectual Property in the operation of its business as presently conducted.

            (c) Except as disclosed in Section 3.12(c) of the Disclosure Schedule, to the knowledge of the Company, each of the Company and each Company Subsidiary owns free and clear of all Encumbrances or has a valid license to use all computer software that is material to the operation of its business as presently conducted and the Company is not aware of any impediment (other than the payment of customary licensing fees) to obtaining the Intellectual Property which is or is reasonably expected to be necessary to carry out the Development Activities presently anticipated to be completed within the next five years, except as would not, individually or in the aggregate, have a Material Adverse Effect.

            SECTION 3.13. Year 2000 Compliance. The Company (i) has undertaken an assessment of all Company Systems that could be adversely affected by a failure to be Year 2000 Compliant, (ii) has developed a plan and timeline for rendering such Company Systems Year 2000 Compliant and (iii) except as otherwise disclosed in any Company SEC Report filed prior to the date of this Agreement, expects to comply with the plan and timeline for rendering the Company Systems Year 2000 Compliant, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the Company Subsidiaries have made available for review to the Purchaser copies of all material documents related to such assessment and plan implementation efforts, including communications to and from customers and material Vendors and suppliers and all plans, time lines and cost estimates for rendering the Company Systems Year 2000 Compliant. Based on such review and assessment, except as may be set forth in any Company SEC Report filed prior to the date of this Agreement, all Company Systems presently are Year 2000 Compliant or are expected to be Year 2000 Compliant, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            SECTION 3.14. Title to Properties; Absence of Encumbrances. (a)
Section 3.14(a) of the Disclosure Schedule lists the material real property interests owned by the Company and the Company Subsidiaries ("Owned Real Property"). Section 3.14(a)(i) of the Company Disclosure Schedule lists all leases relating to real property to which the Company or any Company Subsidiary is a party as a lessee and each amendment thereto that provide for annual payments in excess of $50,000 ("Leased Real Property"). All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would reasonably be expected to have a Material Adverse Effect.

            (b) Except as disclosed in Section 3.14(b) of the Disclosure Schedule, each of the Company and the Company Subsidiaries has good and marketable fee title (subject to any Permitted Encumbrances) to, or, in the case of leased properties and assets, has good and valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in, or which are necessary to conduct, the respective business of the Company and each Company Subsidiary as currently conducted, including the Development Activities, free and clear of any Encumbrances, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect.

            (c) Section 3.14(c) of the Disclosure Schedule lists all properties used by the Company pursuant to U.S. Forest Service Permits (collectively, "U.S. Forest Service Properties").

            (d) Except as disclosed in Section 3.14(b) or Section 3.14(k) of the Disclosure Schedule, all of the land, buildings, structures and other improvements used by the Company and the Company Subsidiaries in the conduct of their businesses, including the Development Activities, are included in the Owned Real Property, the U.S. Forest Service Properties and the Leased Real Property or property leased by the Company or the Company Subsidiaries under leases with annual payments of less than $50,000 (collectively, the "Real Property"), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (e) Section 3.14(e) of the Disclosure Schedule sets forth all material leases, subleases, licenses, time-share and other agreements (collectively, the "Space Leases") granting to any Person or entity other than the Company or any Company Subsidiary any right to the possession, use, occupancy or enjoyment of the Real Property or any portion thereof other than in an Interval (as defined below). Each Space Lease is valid, binding and in full force and effect, all rent and other sums and charges payable by the tenant or occupant thereunder (the "Space Tenant") are current, no notice of default or termination under any Space Lease is outstanding, no termination event or condition or uncured default on the part of the Company or any Company Subsidiary or, to the knowledge of the Company, the Space Tenant, exists under any Space Lease, and no event has occurred and no condition exists that, with the giving of notice or the lapse of time, or both, would constitute such a default or termination event or condition, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (f) To the knowledge of the Company, all components of all buildings, structures, fixtures and other improvements in, on or within the Real Property (the "Improvements") are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (g) The Company and each Company Subsidiary has not received notice of and, to the knowledge of the Company, there is no pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof, nor any sale or other disposition of the Real Property or any part thereof in lieu of condemnation. Since January 1, 1995, no portion of the Real Property has suffered any material damage by fire or other casualty that has not heretofore been completely repaired and restored, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (h) Plans. Section 3.14(h) of the Disclosure Schedule lists all current material master plans, government and public-private plans (such as municipal utility districts or levy improvement districts) concerning the Development Activities ("Project Plans"). The Company (or the applicable Company Subsidiary) is in compliance with all Project Plans, except for such non-compliance as is disclosed in Section 3.14(h) of the Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the Company Subsidiaries are in possession of all Company Permits necessary for the completion of the Development Activities which are currently under construction, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (i) Zoning and Land Use. Except as disclosed in Section 3.14(i) of the Disclosure Schedule, the land for each Development Activity at each Resort (as defined below) has been zoned for its intended use in accordance with its Project Plan and all requirements for that zoning have been met, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.14(i) of the Disclosure Schedule, the land for each Development Activity has been subdivided for its intended use in accordance with its Project Plan and each subdivided plot constitutes its own separate tax lot, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in Section 3.14(i) of the Disclosure Schedule, all archeological, soil, geotechnical, traffic, environmental and similar studies have been completed and to the knowledge of the Company reveal no facts or conditions which, individually or in the aggregate, are reasonably expected to have a Material Adverse Effect on the Development Activities.

            (j) Development Fees. Except as disclosed in Section 3.14(j) of the Disclosure Schedule, no Governmental Authority or board has requested (and continues to request) or required (or, to the knowledge of the Company, is expected to require in order to obtain future approvals) that additional public or quasi-public facilities be constructed or monies or property be contributed as a condition to the Development Activities or in connection with any Resort ("Development Fees"). Section 3.14(j) of the Disclosure Schedule contains an estimate of all material fees, charges or other costs that have been imposed by Governmental Authorities with respect to the Development Activities or in connection with any Resort which have not yet been paid. Except as set forth in
Section 3.14(j) of the Disclosure Schedule, there are no performance bonds, letters of credit or completion guarantees for the benefit of any governmental agency which are currently outstanding or which, to the knowledge of the Company, will be required to be funded within the next five years in relation to the Development Activities, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (k) Development Activity Processes. To the knowledge of the Company,
Section 3.14(k) of the Disclosure Schedule lists all regulatory processes necessary to (i) complete the Development Activities as contemplated under the Project Plans and (ii) bring the Development Activities to full entitlement status, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (l) Easements. To the knowledge of the Company, Section 3.14(k) of the Disclosure Schedule lists all easements, rights-of-way and licenses which must be granted to or obtained from third parties in order to complete those Development Activities scheduled for completion within five years from the date of this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            SECTION 3.15. Employee Benefit Matters; Labor Matters. (a) Section 3.15(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any material obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or was to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA and (iv) any employment contracts or arrangements between the Company or any Company Subsidiary and any employee of the Company or any Company Subsidiary (collectively, "Company Benefit Plans").

            (b) Each Company Benefit Plan has been operated in material compliance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Code. Each of the Company and the Company Subsidiaries has performed all obligations required to be performed by it under, and is not in any respect in default under or in violation of, any Company Benefit Plan, except where such failure to perform obligations, default or violation would not have a Material Adverse Effect. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than claims for benefits in the ordinary course).

            (c) Except as disclosed in Section 3.15(c) of the Disclosure Schedule, each Company Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt and, to the Company's knowledge, nothing has occurred since the date of such letter that has or is reasonably likely to adversely affect such qualification or exemption.

            (d) Neither the Company, any Company Subsidiary nor any entity that would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code (an "ERISA Affiliate") has, within the last six years, sponsored or made contributions to or had any obligations, whether absolute or contingent, direct or indirect, under any Company Benefit Plan subject to Title IV, and the Company has not incurred, nor could it reasonably be expected to incur, any Liability under, arising out of or by operation of Title IV of ERISA, including, without limitation, any Liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any (A) "Multiemployer Plan" (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or (B) single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA.

            (e) Except as disclosed in Section 3.15(e) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any employee or former employee, (ii) reasonably be expected to result in any "excess parachute payment" under Section 280G of the Code; (iii) result in any liability to any present or former employee, including, but not limited to, liability as a result of the Worker Adjustment Retraining and Notification Act or (iv) entitle any employee or former employee to severance pay, unemployment compensation or similar payment.

            (f) Except as disclosed in Section 3.15(f) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any obligation to provide, or has any direct or indirect liability, whether contingent or otherwise, with respect to the post-termination provision of health or death benefits to any employee or former employee, except as may be required pursuant to Section 4980B of the Code and the costs of which are fully paid by such former employees.

            (g) Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contract applicable to persons employed by the Company or any Company Subsidiary and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. Except as disclosed in Section 3.15(g) of the Disclosure Schedule, there is no labor dispute, strike or work stoppage against the Company or any Company Subsidiary pending or threatened in writing which may interfere with the respective business activities of the Company or any Company Subsidiary, except where such dispute, strike or work stoppage would not reasonably be expected to materially affect the respective business of the Company and each Company Subsidiary as currently conducted. Except as disclosed in Section 3.15(g) of the Disclosure Schedule, to the knowledge of the Company, none of the Company, any Company Subsidiary, or any of their respective representatives or employees has violated any Law regarding the terms and conditions of employment of employees, former employees or prospective employees or other labor-related matters or committed any unfair labor practices in connection with the operation of the respective businesses of the Company or any Company Subsidiary, and there is no charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to materially affect the respective business of the Company and each Company Subsidiary as currently conducted.

            SECTION 3.16. Insurance. Section 3.16 of the Disclosure Schedule sets forth all material policies or binders of fire, liability, workmen's compensation, vehicular or life insurance held by the Company or the Company Subsidiaries or other types of policies customary for ski resorts or development and construction sites. Such policies and binders are in full force and effect. Neither the Company nor any Company Subsidiary is in default with respect to any provision contained in any such policy or binder and neither has failed to give any notice or present any claim under such policy or binder in due and timely fashion, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except for claims disclosed in
Section 3.16 of the Disclosure Schedule, there are no outstanding unpaid claims under any such policy or binder and, to the knowledge of the Company, none of the material unpaid claims disclosed in Section 3.16 of the Disclosure Schedule have been denied. Neither the Company nor any Company Subsidiary has received a notice of cancellation or non-renewal of any such policy or binder. The Company has not received notice of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts which might form the basis for termination of any such insurance, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

            SECTION 3.17. Brokers. Except for the fees of Oak Hill Capital Management, Inc., Donaldson, Lufkin and Jenrette Securities Corporation, Main Street Advisors and ING Barings, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

            SECTION 3.18. Securities Law Compliance. Assuming the representations and warranties of the Purchasers set forth in Article IV hereof are true and correct in all respects, the subscription and sale of the Shares pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf has, in connection with the sale of the Shares, engaged in (i) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (ii) any action involving a public offering within the meaning of Section 4(2) of the Securities Act, or (iii) any action that would require the registration under the Securities Act of the offering and sale of the Shares pursuant to this Agreement or that would violate applicable state securities or "blue sky" laws. The Company has not made and will not prior to the Closing make, directly or indirectly, any offer or sale of the Shares or of securities of the same or similar class as the Shares if, as a result, the offer and sale contemplated hereby would fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the meanings specified in Section 2(3) of the Securities Act.

            SECTION 3.19. Potential Conflict of Interest. Except as disclosed in
Section 3.19 of the Disclosure Schedule or in the Company SEC Reports, to the knowledge of the Company, no officer, director or Affiliate of the Company or any Company Subsidiary, and no relative or spouse of any such officer, director or Affiliate: (a) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of the Company Subsidiaries; (b) owns, directly or indirectly, in whole or in part, any material tangible or intangible property that the Company or any of the Company Subsidiaries uses in the ordinary conduct of its business; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Company or any of the Company Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under Company Benefit Plans, and similar matters and agreements arising in the ordinary course of business.

            SECTION 3.20. Taxes. To the knowledge of the Company, the Company has filed or caused to be filed, or has properly filed extensions for, all tax returns, reports, forms and other such documents ("Tax Returns") that are required to be filed and has paid or caused to be paid all Taxes as shown on said returns and on all material assessments received by it to the extent that such Taxes have become due, except any Tax the validity or amount of which is being contested in good faith by appropriate proceedings and with respect to which adequate reserves, in accordance with GAAP, have been set aside. To the knowledge of the Company, such Tax Returns are true and correct in all material respects. The Company has paid or caused to be paid, or has established reserves in accordance with GAAP for all Tax liabilities applicable to the Company for all fiscal years that have not been examined and reported on by the taxing authorities (or closed by applicable statutes). Except as disclosed in Section 3.20(a) of the Disclosure Schedule, to the knowledge of the Company, no additional Tax assessment against the Company or any Company Subsidiary has been heretofore proposed by any Governmental Authority for which provision deemed adequate by the Company in its reasonable judgment has not been made on its balance sheet. Except as disclosed in Section 3.20(a) of the Disclosure Schedule, no waivers of the statute of limitation or extension of time within which to assess any Tax have been granted by the Company or any Company Subsidiary. Section 3.20(a) of the Disclosure Schedule sets forth the tax year through which United States federal income tax returns of the Company have been examined and closed.

            (b) Except as disclosed in Section 3.20(b) of the Disclosure Schedule, with respect to all Tax Returns of the Company and the Company Subsidiaries, (i) no audit is in progress and no extension of time is in force with respect to any date on which any Tax Return was or is to be filed and no waiver or agreement is in force for the extension of time for the assessment or payment of any Tax and (ii) there is no unassessed deficiency proposed or threatened against the Company or any of the Company Subsidiaries.

            (c) Except as disclosed in Section 3.20(c) of the Disclosure Schedule, the Company knows of no change in the rates or basis of assessment of any Tax (other than federal income tax) of the Company and the Company Subsidiaries that would reasonably be expected to result in a Material Adverse Effect.

            (d) Except as disclosed in Section 3.20(d) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has agreed to or is required to make any adjustments under section 481 of the Code by reason of a change or accounting method or otherwise.

            (e) None of the respective assets of the Company or any of the consolidated tax Company Subsidiaries is required to be treated as being owned by any Person, other than the Company or any of the Company Subsidiaries, pursuant to the "safe harbor" leasing provisions of Section 168(f)(8) of the Code.

            SECTION 3.21. Condominium Associations; Time Share Arrangements. (a) Except as disclosed on Section 3.21(a) of the Disclosure Schedule, the Company and the Company Subsidiaries have complied in all material respects with (i) the Interstate Land Sales Act and the applicable state land sales disclosure acts;
(ii) all applicable state condominium and time share statutes, rules, and regulations, including those governing the administration and operation of owners' associations and those requiring the registration of the timeshare interests or quartershare interests in the Resorts ("Intervals") or the units in the Resorts ("Units") in the states in which the Resorts are located, marketed or sold; (iii) Section 5 of the Federal Trade Commission Act; (iv) with respect to the Development Activities, the Americans with Disabilities Act and the applicable state laws regarding same; (v) state and federal fair housing acts (except for accessibility requirements); (vi) all applicable real estate sales, licensing, disclosure, reporting, and escrow laws; and (vii) all amendments to the rules and regulations promulgated under the foregoing, in each case, except as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (b) The Company and the Company Subsidiaries market and sell Intervals and Units in a manner such that prospective purchasers (the "Prospective Purchasers") (i) are not required to participate in any rental management program operated by the Company or any Company Subsidiary; (ii) are induced to purchase Intervals or Units for vacation use and not as an investment; (iii) have received no inducement or promise regarding the ability of the Prospective Purchasers or anyone else to rent the Intervals or Units;
(iv) are informed upon their inquiry that there are readily available rental management sources other than the Company or any Company Subsidiary, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (c) Except as disclosed in Section 3.21(c) of the Disclosure Schedule, to the knowledge of the Company, there exist no facts giving rise to any right of consumer recision with regard to any contract to sell or closed sale of any Interval or Unit, whether because of non-compliance with one or more state or federal statutes creating recision rights in consumers under specified circumstances, or because of specific facts constituting misrepresentation or fraud with respect to any Prospective Purchaser, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (d) Except as disclosed in Section 3.21(d) of the Disclosure Schedule, there exist no Encumbrance or Permitted Encumbrance against any Unit or Interval or all or any portion of any Resort (including recreational activities located within such Resort), except for Encumbrances or Permitted Encumbrances (i) that have been fully subordinated to the rights of Prospective Purchasers, (ii) will be discharged prior to delivery of title to Prospective Purchasers or (iii) that have been fully disclosed to Prospective Purchasers in any jurisdiction that permits or requires only disclosure of same, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (e) For purposes of this section, the term "Resorts" shall mean (i) the Grand Summit Hotels at the following locations: (1) Steamboat, Colorado; (2) The Canyons, Utah; (3) Killington, Vermont; (4) Mount Snow, Vermont; (5) Attitash/Bear Peak, New Hampshire; (6) Jordan Bowl, Maine; and (7) Heavenly, California; and (ii) Sundial Lodge at The Canyons.

            (f) All Units and recreational facilities within the Resorts that were promised to be available for use by Prospective Purchasers were in all material respects complete and available for legal occupancy prior to the time that closing of any contracts were completed for any Intervals or Units.

            (g) To the knowledge of the Company, all owners' associations and management companies at the Resorts are in compliance in all material respects with all applicable federal, state and local statutes, ordinances, rules, and regulations requiring the full and timely payment in all material respects of all common expenses and real estate taxes attributable to the Resorts.

            (h) (i) All utilities, including sewer, water, gas, electricity, steam and telephone, necessary for the operation of the Resorts are currently available and in place in sufficient capacity at the Resorts to allow the immediate and full operation in all material respects of the Resorts with the exception of the Resorts currently under construction or where construction has not yet commenced; (ii) to the knowledge of the Company, there are no pending or threatened moratoria, injunctions or court orders in effect which would reasonably be likely to interfere with the provision of utilities to the Resorts; and (iii) all easements necessary for the furnishing of the utilities have been obtained and duly recorded with the exception of the Resorts currently under construction, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

            (i) Each homeowners' association for each Resort which is operating has been validly formed as a non-profit corporation and is in good standing in the state in which it is incorporated.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

            As an inducement to the Company to enter into this Agreement, each of the Purchasers hereby represents and warrants severally, and not jointly, to the Company as follows:

            SECTION 4.01. Organization and Authority of Each Purchaser. Each Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of its state of organization. Each Purchaser has all necessary power and authority to enter into this Agreement and the Stockholders' Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of this Agreement and the Stockholders' Agreement by such Purchaser, the performance by such Purchaser of its obligations hereunder and thereunder and the consummation by such Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Purchaser. This Agreement has been, and, as of the Closing Date, the Stockholders' Agreement will be, duly executed and delivered by each Purchaser, and (assuming due authorization, execution and delivery by the Company, Mr. Otten and ING, as the case may be) this Agreement constitutes, and, as of the Closing Date, the Stockholders' Agreement will constitute, a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms.

            SECTION 4.02. No Conflict. Assuming the making and obtaining of all filings, notifications, consents, approvals, authorizations and other actions referred to in Section 4.03, except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of this Agreement and the Stockholders' Agreement by each Purchaser does not and will not (a) violate, conflict with or result in the breach of any provision of its certificate of limited partnership or by-laws or similar organizational document of such Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to such Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of such Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which such Purchaser is a party or by which any of such assets or properties are bound or affected which, with respect to clauses (b) and (c) above, would have a material adverse effect on the ability of such Purchaser to consummate the transactions contemplated by this Agreement and the Stockholders' Agreement.

            SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Stockholders' Agreement by each Purchaser does not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (i) for the applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws and the HSR Act and
(ii) for such other consents, approvals, authorizations, orders, actions, filings or notifications, which if not obtained or made would not be reasonably likely to be material to such Purchaser or materially delay the consummation of the transactions contemplated by this Agreement.

            SECTION 4.04. Investment Purpose. Each Purchaser is acquiring the Shares for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

            SECTION 4.05. Status of Shares; Limitations on Transfer and Other Restrictions. Each Purchaser understands that the Shares have not been and will not be registered under the Securities Act or under any state securities laws (other than in accordance with the Stockholders' Agreement) and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and that the Shares have not been approved or disapproved by the SEC or by any other federal or state agency. Each Purchaser further understands that such exemption depends in part upon, and such Shares are being sold in reliance on, the representations and warranties set forth in this Article IV. Each Purchaser understands that (i) none of the Shares may be sold, transferred or assigned unless registered by the Company pursuant to the Securities Act and any applicable state securities laws, or unless an exemption therefrom is available, and, accordingly, it may not be possible for each Purchaser to liquidate its investment in the Shares, and it agrees not to sell, assign or otherwise transfer or dispose of any Shares unless such Shares have been so registered or an exemption from registration is available, and (ii) the Shares will be subject to certain restrictions on transfer and voting, as set forth in the Stockholders' Agreement.

            SECTION 4.06. Sophistication and Financial Condition of Each Purchaser. Each Purchaser is an "Accredited Investor" as defined in Regulation D under the Securities Act and each Purchaser considers itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Shares. Each Purchaser has not been organized for the sole purpose of acquiring Shares. Each Purchaser has been provided access to such information and documents as it has requested and has been afforded an opportunity to ask questions of and receive answers from representatives of the Company concerning the terms and conditions of this Agreement and the purchase of the Shares contemplated hereby.

            SECTION 4.07. Fees and Expenses. Upon consummation of the transactions contemplated by this Agreement, except for the fee payable by the Company to Oak Hill Capital Management, Inc., which fee shall be equal to 3% of the Aggregate Purchase Price (the "Oak Hill Fee"), and certain reasonable out-of-pocket expenses, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchasers.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

            SECTION 5.01. Conduct of Business by the Company Pending the Closing. The Company agrees that it shall not, directly or indirectly, between the date of this Agreement and the Closing Date, except as disclosed in Section
5.01 of the Disclosure Schedule or as specifically contemplated by any other provision of this Agreement, unless Oak Hill shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

            (a) amend, alter or repeal (by merger, consolidation or otherwise) any provision of the Articles of Incorporation or the By-laws, so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Purchasers as the holders of the Series B Preferred on the Closing Date;

            (b) create any new class of shares having a preference with respect to dividends and/or liquidation over or on parity with the Series B Preferred;

            (c) reclassify any of its capital stock into shares having a preference over or on parity with the Series B Preferred;

            (d) sell all or substantially all of its assets in one or a series of related transactions, or effect any merger, consolidation or combination of the Company with another entity;

            (e) authorize any dividend or distribution with respect to the Class A Common Stock or the Common Stock;

            (f) effect any redemption or repurchase of any capital stock of the Company (other than upon the exercise by the Company of its repurchase rights as to Common Stock issued to employees (other than Mr. Otten and his Affiliates) or others providing services at original cost upon the termination of their employment or other service relationship with the Company and the Company Subsidiaries); provided that this prohibition will not apply to any mandatory redemption of the Senior Preferred Stock;

            (g) increase the authorized number of shares of Series B Preferred;

            (h) increase the authorized number of shares of or issue any additional Senior Preferred Stock other than the issuance of Senior Preferred Stock as a dividend to holders thereof in accordance with the terms thereof;

            (i) effect a voluntary liquidation, dissolution or winding up of the Company;

            (j) effect any tender or exchange offer involving the Company's equity securities or any security convertible into, exchangeable for, or that otherwise gives the holder the right to obtain, equity securities of the Company;

            (k) except as disclosed in Section 5.01(k) of the Disclosure Schedule, make or commit capital expenditures or expenditures relating to Development Activities;

            (l) make any material changes in pricing strategy;

            (m) make any material acquisitions;

            (n) hire or terminate senior executives (other than termination for cause), make material changes in Company management, enter into any material employment agreement or issue any employee or director stock options; or

            (o) make any material amendments or other changes to any of its Material Contracts.

            In addition, except as disclosed in Section 5.01 of the Disclosure Schedule or as contemplated by this Agreement, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Closing Date, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Oak Hill, which consent shall not be unreasonably withheld or delayed:

            (x) take any of the actions that would be reasonably likely to result in the circumstances described in clauses (i) through (x) of
      Section 3.07 hereof;

            (y) take any action to cause the Company's representations and warranties set forth in Article III to be untrue in any respect; or

            (z) agree in writing or otherwise to take any of the actions described in Sections 5.01(x) and (y) above.

            SECTION 5.02. Access to Information; Confidentiality. (a) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Oak Hill or the Company or any of their partners or Subsidiaries, as the case may be, is a party or pursuant to applicable Law, from the date of this Agreement to the Closing Date, Oak Hill and the Company shall, and shall cause their respective partners or Subsidiaries, as the case may be, to: (i) provide to the other (and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, "Representatives")) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of the other and its partners or Subsidiaries, as the case may be, and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the other party and its partners or Subsidiaries, as the case may be, as the other party or its Representatives may reasonably request.

            (b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their obligations under the confidentiality agreement dated April 7, 1999 (the "Confidentiality Agreement") between the Company and Oak Hill. All information obtained by the parties pursuant to paragraph (a) above shall be subject to the Confidentiality Agreement.

            SECTION 5.03. Investigation. (a) Each Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the business of the Company and the Company Subsidiaries, (ii) has been furnished with or given such adequate access to such information about the respective business of the Company and the Company Subsidiaries as it has requested, (iii) has had independent legal and financial advice relating to the respective business of the Company and the Company Subsidiaries and the terms of this Agreement and the documents to be executed pursuant hereto and (iv) will not assert any claim against the Company, any Company Subsidiary or any of their Affiliates or Representatives, or hold the Company or any such persons liable, for any inaccuracies, misstatements or omissions with respect to information (other than the representations and warranties of the Company contained in this Agreement (including the Disclosure Schedule attached hereto and made a part hereof)) furnished by the Company or such persons concerning the Company, any Company Subsidiary or the respective business of the Company and the Company Subsidiaries. Any implied warranty or similar rights applicable to any of the transactions contemplated hereby under the Law of any jurisdiction is hereby expressly and irrevocably waived by each party hereto to the fullest extent permitted by such Law, and each party hereto agrees that it shall not seek to enforce any such implied warranties or similar rights against the other party.

            (b) In connection with each Purchaser's investigation of the respective business of the Company and the Company Subsidiaries, such Purchaser has received certain estimates, projections and other forecasts for the respective business of the Company and the Company Subsidiaries, and certain plan and budget information (collectively, the "Forward Looking Information"). Each Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that such Purchaser is familiar with such uncertainties, that such Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it. Accordingly, the Company makes no representation or warranty with respect to any estimates, projections, forecasts, plans or budgets referred to in this Section 5.03.

            SECTION 5.04. Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Oak Hill and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of the NYSE, each of Oak Hill, on behalf of the Purchasers as the sole authority to make any public disclosure with respect to this Agreement, and the Company shall use best efforts to consult with the other before issuing any press release with respect to this Agreement or any of the transactions contemplated hereby.

            SECTION 5.05. Delaware Reincorporation. The Company shall use its best efforts and take all actions necessary or advisable and permitted by applicable Law promptly to cause (i) the Company to be merged with and into a newly formed Subsidiary (such new Subsidiary's capital stock, after giving effect to such merger, being identical to the authorized, issued and outstanding capital stock of the Company) which is incorporated in the State of Delaware, with such new Delaware Subsidiary surviving the merger and (ii) the Board to be changed from a staggered board structure to a board structure where all Directors are elected annually (the actions described in clauses (i) and (ii) being collectively referred to as the "Delaware Reincorporation").

            SECTION 5.06. Company Stockholders' Meeting. The Company shall use its best efforts and take all actions necessary or advisable and permitted by applicable Law to prior to December 31, 1999 (i) call and hold a stockholders' meeting as promptly as practicable for the purpose of voting upon (A) the approval of the issuance of the Conversion Stock pursuant to the terms of the Series B Preferred and (B) the Delaware Reincorporation, in each case, as may be required by the rules of the NYSE and applicable Law, (ii) secure the requisite vote or consent of stockholders for such approval and (iii) reserve for issuance such number of shares of Common Stock issuable upon conversion of the Conversion Stock as may reasonably be required.

            SECTION 5.07. NYSE Listing. The Company shall promptly prepare and submit to the NYSE a listing application covering the Conversion Stock, and shall use its best efforts to reserve for issuance such Conversion Stock, subject to stockholder approval and to official notice to the NYSE of issuance.

            SECTION 5.08. No Solicitation of Transactions. (a) The Company will not, directly or indirectly, and will instruct the Company Subsidiaries and Representatives not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the Company Subsidiaries or any Representative retained by it to take any such action. Notwithstanding anything to the contrary in this Section 5.08, the Company may furnish information to, and enter into discussions with, a Person who has made a Superior Proposal if (i) the Board has reasonably concluded, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the furnishing of such information or entering into discussions is required to comply with its fiduciary obligations to the Company and its stockholders under applicable Law, (ii) the Company has advised Oak Hill of the furnishing of such information or such discussions and (iii) the Company has obtained from such Person an executed confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement.

            (b) Nothing contained in this Agreement shall prohibit the Company or the Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

            (c) The Company shall (i) promptly notify Oak Hill orally and in writing of the receipt by the Company (or any of its Representatives) of any Superior Proposal or any inquiries that could reasonably be expected to lead to a Superior Proposal and the identity of the Person making such Superior Proposal or such inquiry and (ii) notify Oak Hill orally and in writing promptly after receipt of any request for non-public information relating to it or any of the Company Subsidiaries or for access to its or any of the Company Subsidiaries' properties, books or records by any Person that, to the knowledge of the Company, may be considering making, or has made, a Superior Proposal.

            SECTION 5.09. Use of Proceeds. The Company shall use the proceeds of the Aggregate Purchase Price substantially as follows:

            (a) approximately $80,000,000 for the reduction of certain senior indebtedness of the Company and certain of the Company Subsidiaries;

            (b) approximately $30,000,000 for an equity contribution to American Skiing Company Resort Properties, Inc.;

            (c) approximately $30,000,000 initially to be applied to repay certain indebtedness under certain of the Amended and Restated Credit Agreements, which amount may subsequently be drawn upon and used (i) for the purchase of certain assets to be used in the business of the Company and certain of the Company Subsidiaries and (ii) for other capital expenditures, in each case, as approved by the Board and as disclosed in
      Section 5.09 of the Disclosure Schedule; and

            (d) the remainder of the proceeds for (i) fees and expenses of the Company relating to the transactions contemplated by this Agreement and
      (ii) general working capital purposes.

            SECTION 5.10. Voting Agreement. The Company shall deliver the executed Voting Agreement on behalf of all parties thereto (other than Oak Hill) at the Closing.

            SECTION 5.11. Further Action; Consents; Filings. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement and, when executed, the Stockholders' Agreement and the Voting Agreement, (ii) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Purchasers or the Company or any of their partners or Subsidiaries, as the case may be, in connection with the authorization, execution and delivery of this Agreement, the Stockholders' Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Stockholders' Agreement and the Voting Agreement and the transactions contemplated hereby and thereby that are required under (A) the Exchange Act and the Securities Act and the rules and regulations thereunder and any other applicable federal or state securities or "blue sky" laws, (B) the HSR Act and
(C) any other applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

            (b) The Purchasers and the Company shall file as soon as practicable after the date of this Agreement notifications under the HSR Act and shall respond as promptly as practicable to all inquiries or requests received from the Federal Trade Commission or the Antitrust Division of the Department of Justice for additional information or documentation and shall respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. The parties shall cooperate with each other in connection with the making of all such filings or responses, including providing copies of all such documents to the other party and its advisors prior to filing or responding.

            SECTION 5.12. Tax Reporting. The parties hereto agree and acknowledge that unless otherwise required in the opinion of outside counsel to the relevant party, as a result of a change in applicable law (including, without limitation, a clarification of law pursuant to legislative, administrative or judicial guidance), to comply with its obligations under the Code, (i) no party hereto will take the position that any amount will be includible in income with respect to the Shares issued pursuant to this Agreement under Section 305 of the Code and that the parties shall file all Tax Returns accordingly (the "Reporting Agreement") and (ii) no party shall affirmatively take any position inconsistent with the Reporting Agreement upon examination of any Tax Return, in any refund claim, in any litigation or otherwise.

            SECTION 5.13. Section 382 of the Code. The parties hereto agree and acknowledge that, if the Company and Oak Hill reasonably believe the Closing is likely to result in a "change of control" (as such term is defined in Section 382 of the Code) (a "Section 382 Control Change"), Oak Hill and the Company agree to negotiate in good faith to restructure the transaction terms, in a manner satisfactory to both parties, (i) so as to avoid a Section 382 Control Change, or (ii) in the event a Section 382 Control Change cannot be avoided to assure that the timing and amount of deductions of net operating losses that the Company may claim for federal income tax purposes is not materially adversely affected by reason of such Section 382 Control Change.

                                   ARTICLE VI

                            CONDITIONS TO THE CLOSING

            SECTION 6.01. Conditions to the Obligations of Each Party. The obligations of the Company and the Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible), with Oak Hill's written waiver constituting an effective waiver on behalf of all Purchasers, of the following conditions:

            (a) No Order. No Governmental Authority or court of competent jurisdiction shall have enacted, threatened, issued, promulgated, enforced or entered any Governmental Order that is then in effect, pending or threatened and has, or would have, the effect of prohibiting consummation of the transactions contemplated by this Agreement;

            (b) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated;

            (c) NYSE Listing. The Conversion Stock shall have been reserved for issuance on the NYSE, subject to stockholder approval and to official notice of issuance;

            (d) Consents. Each of Oak Hill and the Company shall have received, each in form reasonably satisfactory to it, (i) from holders of ASC East, Inc.'s 12% Series A and B Senior Subordinated Notes issued under the Indenture, a consent to the effect that none of the transactions contemplated by this Agreement shall constitute a "Change of Control" (as such term is defined in the Indenture), (ii) from the lenders under the Amended and Restated Senior Credit Agreements, a consent to all the transactions contemplated by this Agreement, (iii) from the holders of the Senior Preferred Stock, a consent with respect to the transactions contemplated by this Agreement and the Stockholders' Agreement; (iv) from ING, a consent to the effect that none of the transactions contemplated by this Agreement will constitute a "change of control" under the Credit Agreement dated as of November 10, 1997 between Mr. Otten and ING; and (v) from the lenders under the Resort Properties Credit Agreement, a consent to the effect that none of the transactions contemplated by this Agreement shall constitute a "Change of Control" (as such term is defined in the Resort Properties Credit Agreement);

            (e) By-laws. The By-laws shall have been amended to conform to the Stockholders' Agreement, including the addition of a provision that references and acknowledges the effectiveness of Section 3.02 of the Stockholders' Agreement;

            (f) Independent Directors. The Board shall include three Independent Directors (as such term is defined in the Stockholders' Agreement) reasonably satisfactory to each of the Company and Oak Hill and to be elected, if necessary, at the Closing; and

            (g) Class I Option Benefits. The Company shall have entered into agreements with certain holders of Class I Options (as such term is described in the Company Benefit Plans), mutually satisfactory to Oak Hill and the Company, limiting the rights of such holders with respect to fixed benefit tax "gross-ups" upon exercise of such options.

            SECTION 6.02. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible) of the following conditions:

            (a) Representations, Warranties and Covenants. The representations and warranties of the Purchasers contained in this Agreement shall have been true and correct in all material respects when made and as of the Closing, with the same force and effect as if made as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Purchasers on or before the Closing shall have been complied with in all material respects, and the Company shall have received a certificate from each Purchaser to such effect signed by a duly authorized officer thereof;

            (b) Stockholders' Agreement. The Stockholders' Agreement shall have been duly authorized, executed and delivered by each Purchaser; and

            (c) Purchasers Closing Deliveries. The Company shall have received the closing deliveries of the Purchasers set forth in Section 2.05 and such other certificates dated the Closing Date as it may reasonably request.

            SECTION 6.03. Conditions to Obligations of the Purchasers. The obligations of the Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver (where permissible), with Oak Hill's written waiver constituting an effective waiver on behalf of all Purchasers, of the following conditions:

            (a) Representations, Warranties and Covenants. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects when made and as of the Closing, with the same force and effect as if made as of the Closing Date, other than such representations and warranties as are made as of another date, which shall be true and correct as of such date (provided, however, that if any portion of any representation or warranty is already qualified by materiality, for purposes of determining whether this Section 6.03(a) has been satisfied with respect to such portion of such representation or warranty, such portion of such representation or warranty as so qualified must be true and correct in all respects), and the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing shall have been complied with in all material respects, and each Purchaser shall have received a certificate of the Company to such effect signed by a duly authorized officer thereof;

            (b) Stockholders' Agreement. The Stockholders' Agreement shall have been duly authorized, executed and delivered by the Company, Mr. Otten, and ING;

            (c) Company Closing Deliveries. The Purchasers shall have received the closing deliveries of the Company indicated in Section 2.04 and such other certificates dated the Closing Date as Oak Hill may reasonably request;

            (d) Voting Agreement. The voting agreement shall have been duly authorized and executed by each of the parties thereto (other than Oak
      Hill) and delivered by the Company on behalf of each of the parties thereto (other than Oak Hill) as contemplated herein;

            (e) Purchaser Directors. The Certificate of Designation shall have been filed with the Secretary of State of Maine and the Oak Hill Designees shall have become Directors;

            (f) Amendments to Credit Agreements and the Indenture. Oak Hill shall have received, in form and substance reasonably satisfactory to it, copies of amendments made to certain of the Amended and Restated Credit Agreements, the Credit Agreement dated as of November 10, 1997 between ING and Mr. Otten, the Resort Properties Credit Agreement and the Indenture, reflecting such changes as Oak Hill may reasonably request;

            (g) Budget. Oak Hill shall have received, in form and substance reasonably satisfactory to it, a proposed operating and capital budget of the Company for fiscal year 2000; and

            (h) Employment Agreement of Mr. Otten. Oak Hill shall have received, in form and substance reasonably satisfactory to it, an executed copy of an employment agreement between Mr. Otten and the Company.

                                  ARTICLE VII

                                INDEMNIFICATION

            SECTION 7.01. Survival of Representations and Warranties. The representations and warranties of the Company and the Purchasers contained in this Agreement shall survive until the second anniversary of the Closing Date, except that all representations and warranties of the Company as to any Tax Claim shall survive until 30 days after assessment of the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation (taking into account any applicable waivers or extensions). If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by the Company or the Purchasers, then the relevant representations and warranties of the other party shall survive as to such claim, until such claim has been finally resolved.

            SECTION 7.02. Indemnification. (a) Each of the Purchasers, their respective Affiliates and their respective successors and assigns and the officers, directors, employees and agents of each of the Purchasers, their respective Affiliates and their respective successors and assigns shall be indemnified and held harmless by the Company for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter, a "Purchaser Loss") arising out of or resulting from:

            (i) the breach of any representation or warranty made by the Company contained in this Agreement; or

            (ii) the breach of any covenant or agreement by the Company contained in this Agreement.

            (b) The Company, its Affiliates and its successors and assigns and the officers, directors, employees and agents of the Company, its Affiliates and its successors and assigns shall be indemnified and held harmless by Oak Hill for any and all Liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable attorneys' fees and expenses) actually suffered or incurred by them (including, without limitation, any Action brought or otherwise initiated by any of them) (hereinafter, a "Company Loss", and each of a Company Loss and a Purchaser Loss is hereinafter referred to as a "Loss" with respect to such party) arising out of or resulting from:

            (i) the breach of any representation or warranty made by any Purchaser contained in this Agreement; or

            (ii) the breach of any covenant or agreement by any Purchaser contained in this Agreement.

            (c) Whenever a claim shall arise for indemnification under this
Article VII, the party entitled to indemnification (the "Indemnified Party") shall give notice to the other party (the "Indemnifying Party") of any matter that the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement promptly, but in no event later than 30 days after the Indemnified Party first learns of such claim, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The obligations and Liabilities of the Indemnifying Party under this Article VII with respect to Losses arising from claims of any third party which are subject to the indemnification provided for in this Article VII ("Third Party Claims") shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim following receipt by the Indemnified Party of such notice in the time frame provided above; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article VII except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or Liability that it may have to any Indemnified Party otherwise than under this Article VII. The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would prevent the same counsel from representing both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

            SECTION 7.03. Limits on Indemnification. (a) Notwithstanding anything to the contrary contained in this Agreement, (i) the maximum amount of indemnifiable Purchaser Losses which may be recovered by any Purchaser from the Company arising out of or resulting from the causes enumerated in Section 7.02(a) with respect to it shall be an amount equal to one half of the portion of the Purchase Price paid by it as set forth in Annex A hereto and (ii) no claim may be made against the Company for indemnification pursuant to Section 7.02(a) with respect to any individual item of a Purchaser Loss or items of Purchaser Losses arising out of substantially similar facts and circumstances, unless such item or items of Purchaser Losses exceed $10,000, and no claim may be made against the Company pursuant to Section 7.02(a) unless the aggregate of all such Purchaser Losses shall exceed $250,000 (the "Basket Amount"), in which case the Company shall then be required to pay or be liable for any excess amount of Purchaser Losses beyond the Basket Amount.

            (b) Notwithstanding anything to the contrary elsewhere in this Agreement, Losses shall not include, and no Indemnifying Party shall, in any event, be liable to any other party for, any consequential, punitive or special damages (including, but not limited to, damages for lost profits).

            SECTION 7.04. Form of Payment of Purchaser Losses. The Company, at the election of the Board, may, in lieu of making any cash payment with respect to, and in full satisfaction of, any obligation of the Company arising under
Section 7.02(a) to indemnify for Purchaser Losses, issue additional shares of Series B Preferred. For purposes of calculating the number of shares of Series B Preferred issuable pursuant to this Section 7.04, the price per share of Series B Preferred will be deemed to be $1,000.

                                  ARTICLE VIII

                                   TERMINATION

            SECTION 8.01. Termination. This Agreement may be terminated and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

            (a) by mutual written consent duly authorized by the boards of directors of each of Oak Hill and the Company;

            (b) by either Oak Hill or the Company if the Closing Date shall not have occurred on or before August 31, 1999; provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose breach has caused the failure of the Closing to occur on or before such date;

            (c) there shall be any Governmental Order which is final and nonappealable preventing the transactions contemplated by this Agreement;

            (d) by Oak Hill upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in
      Section 6.03(a) would not be satisfied ("Terminating Company Breach"); provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its best efforts and for as long as the Company continues to exercise such best efforts, but not beyond the date specified in paragraph (b) above, Oak Hill may not terminate this Agreement under this Section 8.01(d);

            (e) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of any Purchaser set forth in this Agreement, or if any representation or warranty of any Purchaser shall have become untrue, in either case such that the conditions set forth in Section 6.02(a) would not be satisfied ("Terminating Purchaser Breach"); provided, however, that if such Terminating Purchaser Breach is curable by any Purchaser through the exercise of its respective best efforts and for as long as such Purchaser continues to exercise such best efforts, but not beyond the date specified in paragraph (b) above, the Company may not terminate this Agreement under this Section 8.01(e); or

            (f) by the Company if the Board determines, after consultation with its independent legal counsel (who may be the Company's regularly engaged outside legal counsel), that such termination is required by the Board's fiduciary duties to the Company's stockholders under applicable Law in order to permit the Company to enter into a definitive agreement with respect to a Competing Transaction that constitutes a Superior Proposal; provided, however, that the termination of this Agreement by the Company under this paragraph (f) shall not become effective until the fee required to be paid under Section 9.02(b) shall have been paid in full.

            SECTION 8.02. Effect of Termination. Except as provided in Section 7.01, in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Purchasers or the Company or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Section 9.02(b); provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

                                   ARTICLE IX

                               GENERAL PROVISIONS

            SECTION 9.01. Waiver. The Company, on the one hand, and Oak Hill, on behalf of each Purchaser on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (iii) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

            SECTION 9.02. Expenses. (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, however, (i) if the purchase of Shares is consummated as contemplated by this Agreement, the Company shall pay the Oak Hill Fee and the reasonable out-of-pocket expenses of Oak Hill in connection with the transactions contemplated by this Agreement, which expenses shall in no event exceed in the aggregate the amount of the Company's allowable fees and expenses (excluding the Oak Hill Fee, consent fees and investment banking fees) and (ii) the Company's fees (excluding the Oak Hill Fee and any fees and expenses associated with any solicitation of consents or approvals in connection with the restructuring of the Company's capital structure in accordance with the terms of the Indenture) shall not exceed $7.5 million.

            (b) The Company agrees to pay to Oak Hill an amount equal to the sum of $10,000,000 if either (i) the Company shall terminate this Agreement pursuant to Section 8.01(f) or (ii) the Company shall terminate this Agreement pursuant to Section 8.01(b) and the Company shall consummate a Competing Transaction that constitutes a Superior Proposal within one year of the date of such termination.

            SECTION 9.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by telecopy, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.03):

            (a)   If to the Company:

                        American Skiing Company
                        Sunday River Road
                        Bethel, ME  04217
                        Telecopy:  (207) 824-5110
                        Attention:  Leslie B. Otten
                                    Christopher E. Howard

                  with copies (which shall not constitute notice to the Company) to:

                        Shearman & Sterling
                        599 Lexington Avenue
                        New York, NY  10022-6069
                        Telecopy:  (212) 848-7179
                        Attention:  Robert Evans III, Esq.
                                    (e-mail: revans@shearman.com)
                                    Peter D. Lyons, Esq.
                                    (e-mail: plyons@shearman.com)
                        and

                        Pierce Atwood
                        One Monument Square
                        Portland, ME  04101
                        Telecopy:  (207) 791-1350
                        Attention:  David J. Champoux, Esq.
                                    (e-mail: dchampoux@pierceatwood.com)

            (b)  If to the Purchasers:

                        Oak Hill Capital Partners, L.P.
                        201 Main Street
                        Fort Worth, Texas  76102
                        Attention:  Ray Pinson

                        and

                        Oak Hill Capital Management, Inc.
                        Park Avenue Tower
                        65 East 55th Street
                        New York, NY  10022
                        Telecopy: (212) 754-5685
                        Attention:  Steven B. Gruber
                                    Bradford E. Bernstein

                 with a copy (which shall not constitute notice to the Purchasers) to:

                        Paul, Weiss, Rifkind, Wharton & Garrison
                        1285 Avenue of the Americas
                        New York, NY  10019
                        Telecopy:  (212) 373-2377
                        Attention:  Matthew Nimetz, Esq.

            SECTION 9.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. No party to this Agreement shall be deemed to be the draftsman of this Agreement.

            SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

            SECTION 9.06. Entire Agreement. This Agreement and the Stockholders' Agreement, when executed, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Company and the Purchasers with respect to the subject matter hereof and thereof.

            SECTION 9.07. Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties; provided, however, neither the Company, on the one hand, nor Oak Hill on behalf of each Purchaser, on the other hand, shall assign or delegate any of the rights or obligations created under this Agreement without the prior written consent of the other party, except to Affiliates of Oak Hill or to Oak Hill Securities Fund, L.P.; provided, however, that no such assignment shall release Oak Hill or any of the other Purchasers from any of their obligations hereunder.

            SECTION 9.08. No Third Party Beneficiaries. Except for the provisions of Article VII relating to Indemnified Parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            SECTION 9.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company and Oak Hill, on behalf of each Purchaser, or (b) by a waiver in accordance with Section 9.01.

            SECTION 9.10. Governing Law; Forum; Arbitration. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely in that state and without regard to any applicable conflicts of law principles.

            (b) Except as provided in Section 9.10(c) below, all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the United States District Court for the Southern District of New York or in any state or federal court in Maine. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any New York State or federal court sitting in the City of New York, County of Manhattan or of any state or federal court in Maine, in the event that any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement,
(b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action in relation to this Agreement or any of the other transactions contemplated by this Agreement in any court other than any New York State or federal court sitting in the City of New York, County of Manhattan or any state or federal court in Maine.

            (c) After the Closing Date, notwithstanding anything to the contrary in this Agreement, the parties hereto agree that any claim, action, suit or proceeding (a "Claim") seeking to enforce any provision of, or based upon any matter arising out of, Article VII shall be finally resolved through arbitration, subject to the following provisions:

            (i) In the event that any of the parties hereto asserts a Claim for purposes of Article VII, it shall notify in writing the other parties of such alleged Claim (a "Dispute Notice") and such parties shall in good faith attempt to reach a mutually satisfactory settlement of such Claim. If such parties fail to reach a settlement within 30 days of the date of the Dispute Notice, any such party, after giving written notice to all such other parties of its intention to do so, may, by means of a demand of arbitration (a "Demand of Arbitration"), refer the existence of a Claim to arbitration in accordance with the provisions set forth herein.

            (ii) The arbitration shall, subject to the provisions herein agreed to, be governed by the Commercial Arbitration Rules of the American Arbitration Association (the "AAA"). The arbitration shall be administered and conducted by the AAA. The AAA shall be the appointing authority. The place of the arbitration and the place of the making of the decision shall be New York, New York. The substantive law to be applied by the arbitrators shall be the law as set forth in paragraph (a) of this Section 9.10.

            (iii) The arbitration panel (the "Arbitration Panel") shall be composed of three arbitrators, designated as follows. The parties or party alleging a Claim (the "Claimant") shall, in its Demand of Arbitration, appoint one arbitrator. The party or parties purportedly responsible for the alleged Claim (the "Respondent") shall, no later than 10 days after being notified of the Demand of Arbitration, appoint one arbitrator. If the Respondent fails to appoint such arbitrator within such 10 days, the AAA shall appoint such arbitrator no later than 15 days after being notified of the Respondent's failure to timely appoint such arbitrator. Once both arbitrators are appointed, they shall mutually appoint the third arbitrator.

            (iv) The Arbitration Panel shall render its decision (the "Decision") not later than 90 days after such panel has been duly constituted. In the event that the Arbitration Panel fails to render the Decision within such time limit, the Arbitration Panel shall, nonetheless, retain jurisdiction over the dispute.

            (v) The Decision shall be in writing. The Arbitration Panel shall set forth the reasons for the Decision. The Decision shall be final and binding upon all parties hereto.

            SECTION 9.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            SECTION 9.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            IN WITNESS WHEREOF, the Company and the Purchasers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                           AMERICAN SKIING COMPANY


                           By: /s/ Leslie B. Otten
                               -------------------
                               Name:  Leslie B. Otten
                               Title: President and Chief Executive Officer


                           OAK HILL CAPITAL PARTNERS, L.P.


                           By:  OHCP GEN PAR, L.P., its general partner
                           By:  OHCP NGP, LLC, its general partner

                           By: /s/ Steven B. Gruber
                               --------------------
                               Name:  Steven B. Gruber
                               Title: Managing Member

                                     ANNEX A

                                   PURCHASERS

                                                    NUMBER OF
                             JURISDICTION AND        SHARES
           NAME            TYPE OF ORGANIZATION     PURCHASED    PURCHASE PRICE
           ----            --------------------     ---------    --------------
Oak Hill Capital Partners,     Delaware L.P.         150,000       $150,000,000
L.P.

            AMENDMENT NO. 1 (this "Amendment"), dated as of August 6, 1999 to the Preferred Stock Subscription Agreement, dated July 9, 1999 (the "Agreement"), among American Skiing Company (the "Company"), Oak Hill Capital Partners, L.P. ("Oak Hill") and the other entities named in Annex A thereto. Capitalized terms used in this Amendment but not defined herein shall have the respective meanings given such terms in the Agreement.

            WHEREAS, pursuant to Section 9.09 of the Agreement, the parties hereto wish to amend the Agreement in the manner set forth herein.

            NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

            1. Oak Hill Capital Management Partners, L.P., Oak Hill Securities Fund, L.P., and OHCP Ski, L.P. (collectively, the "Additional Investors") shall each be added as Purchasers to the Agreement. In this regard, Annex A shall be changed to reflect the addition of these parties as Purchasers and to reflect the number of shares of Series B Preferred to be purchased and the purchase price to be paid by each of the Purchasers. A copy of the restated Annex A is attached to this Amendment.

            2. Each of the Additional Investors hereby acknowledges their agreement to become Purchasers by signing below as indicated and that by so signing they hereby become parties to the Agreement.

            3. Each of the Company and Oak Hill hereby ratifies and confirms that it continues to be bound by the terms and provisions of the Agreement. Except as expressly modified hereby, all of the terms and provisions of the Agreement shall continue in full force and effect.

            4. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts has been signed by each of the parties hereto, it being understood that each party need not sign the same counterpart.

            IN WITNESS WHEREOF, each of the parties hereto has signed this Amendment as of the date first above written by their respective officers thereunto duly organized.

                                    AMERICAN SKIING COMPANY

                                    By: /s/ Chris Howard
                                        ----------------
                                        Name:  Chris Howard
                                        Title: Executive Vice President


                                    OAK HILL CAPITAL PARTNERS, L.P.

                                    By:   OHCP GenPar, L.P.,
                                          its general partner

                                    By:   OHCP MGP, LLC,
                                          its general partner

                                    By: /s/ Steven B. Gruber
                                        --------------------
                                        Name:  Steven B. Gruber
                                        Title: Managing Member


                                    OAK HILL CAPITAL MANAGEMENT
                                    PARTNERS, L.P.

                                    By:   OHCP GenPar, L.P.,
                                          its General Partner

                                    By:   OHCP MGP, LLC,
                                          its General Partner

                                    By: /s/ Steven B. Gruber
                                        --------------------
                                        Name:  Steven B. Gruber
                                        Title: Vice President

                                    OAK HILL SECURITIES FUND, L.P.

                                    By:   Oak Hill Securities GenPar, L.P.,
                                          its General Partner

                                    By:   Oak Hill Securities MGP, Inc.,
                                          its General Partner

                                    By: /s/ Glenn R. August
                                        -------------------
                                        Name:  Glenn R. August
                                        Title: President


                                    OHCP SKI, L.P.

                                    By:   Oak Hill Capital Partners, L.P.,
                                          its General Partner

                                    By:   OHCP GenPar, L.P.,
                                          its General Partner

                                    By:   OHCP MGP, LLC,
                                          its General Partner

                                    By: /s/ Steven B. Gruber
                                        --------------------
                                        Name:  Steven B. Gruber
                                        Title: Vice President

                                     ANNEX A

                                   PURCHASERS


                                                     NUMBER OF
                               JURISDICTION AND       SHARES
NAME                         TYPE OF ORGANIZATION    PURCHASED   PURCHASE PRICE
----                         --------------------    ---------   --------------
Oak Hill Capital Partners, L.P. Delaware L.P.          129,870     $129,870,000
Oak Hill Capital Management     Delaware L.P.            3,330       $3,330,000
Partners, L.P.
Oak Hill Securities Fund, L.P.  Delaware L.P.           14,800      $14,800,000
OHCP SKI, L.P.                  Delaware L.P.            2,000       $2,000,000
      Total.........................................   150,000     $150,000,000